EXHIBIT 99.2


[DHB Logo Appears Here] NEWS FROM DHB INDUSTRIES INC.
                        400 Post Avenue; Suite 303 o Westbury, NY 11590
                        T: 516/997-1155 o F: 516/997-1144
                        www.dhbindustries.com

Investor Contact:
Ishmon F. Burks, Executive Vice President
DHB Industries, Inc.
516/997-1155
Email: iburks@dhbt.com

FOR IMMEDIATE RELEASE

May 3, 2005

    DHB INDUSTRIES HIRES U.S. ARMY FOUR-STAR GENERAL (RET.) LARRY R. ELLIS AS
                                   PRESIDENT


WESTBURY, NY - DHB Industries Inc. (AMEX: DHB), a leader in the rapidly growing protective body armor industry, announced today the hiring of esteemed U.S. Army 4-Star General (Ret.) Larry R. Ellis as President of DHB Industries, Inc. General (Ret.) Ellis will continue to serve as a member of the Company's Board of Directors.

"We are extremely fortunate to have General Ellis helping to lead the management team at DHB", said David H. Brooks, DHB Industries' Chairman and Chief Executive Officer. "The General is a proven leader. He has the skills to supervise a large organization, understand and manage its critical parts and execute a strategic plan."

Sandra Hatfield, DHB Industries' Chief Operating Officer said, "It is a great honor to have someone of General Ellis' stature and integrity join the company. General Ellis will be a great asset for the company. He will be invaluable to us as we move forward."

"I have had the pleasure of working with DHB Industries, as a member of the Board of Directors, since December 2004. I continue to be impressed with the professionalism and dedication of the DHB family of employees. As a soldier, I am impressed with the high quality of products manufactured by DHB to support our men and women in uniform who serve this nation at home and abroad. I accept the position of President of DHB Industries and I look forward to the challenge of moving DHB ahead."

General Ellis was appointed to the grade of General Officer by the Commander in Chief in November 2001 and completed his distinguished military career as Commanding General, United States Army Forces Command, Atlanta, Georgia where he retired in July 2004. During more than 35 years in uniform, General Ellis served in succession of command and staff positions worldwide. He served in combat in the Republic of Vietnam, and subsequently with troop units in positions of increasing responsibility throughout the United States, Europe and the Pacific.

While the Deputy Director for Strategic Planning and Policy at U.S. Pacific Command, and as the Assistant Chief of Staff for United States Forces Korea, General Ellis supervised the training and performance of military forces throughout the Far East. He commanded units at every echelon of the Army, including the First Armored Division in Germany and while deployed as the Multinational Division (North), in Bosnia and Herzegovina.

As the Army's Deputy Chief of Staff for Operations and Plans, General Ellis oversaw multi-year, multi-billion dollar programs supporting strategic objectives, and executed annual operating budgets of more than $90 billion. He directed the development of comprehensive strategic plans supporting the Army's continued success across the next three decades by resourcing plans through decisive application of deliberate management systems, strategic planning processes, environmental assessments, and periodic situational appraisals to ensure full integration and compliance with strictly defined performance objectives.

In 2001, soon after the United States began military operations in Afghanistan, General Ellis assumed command of U.S. Army Forces Command, the Army's largest major command. He aggressively orchestrated the training, mobilization and deployment of more than 500,000 soldiers and more than a million short tons of equipment to locations worldwide. In addition to providing resources and supervising long-range planning to move Army forces, he maintained close operational control of ongoing events to ensure his subordinate units could respond to emerging trends and circumstances. The strategic communications plan he initiated to engage disparate and complex audiences to include academia, Congress, local public officials, industry, and members of the Department of Defense, ensured that his commands' operations were understood and supported.

General Ellis also spearheaded the Army's effort to translate the senior leadership's Strategic Vision into an executable Transformation Campaign Plan. Under his leadership, this Plan incrementally harnesses ongoing technological change and applies them to maximize current organizational efficiencies and design.

General Ellis holds degrees from Morgan State University (B.S., 1969) and Indiana University (M.S., 1975). His honors include Honorary Doctor of Law, Morgan State University; Honorary Master of Strategic Studies, U.S. Army War College; Distinguished Alumni Service Award, Indiana University and the NAACP National Service Award. His military awards include the Defense Distinguished Service Medal, the Army Distinguished Service Medal, the Combat Infantryman Badge, and the Bronze Star Medal.

ABOUT DHB INDUSTRIES INC.

DHB Industries Inc.'s Armor Group is a provider of body armor to the military, law enforcement and federal agencies. Its subsidiaries, Point Blank Body Armor, Inc. (http://www.pointblankarmor.com) and Protective Apparel Corporation of America (PACA) (http://www.pacabodyarmor.com) are focused on the design, manufacture, and distribution of bullet resistant and protective body armor for military, law enforcement, and corrections in the U.S. and worldwide. DHB Armor Group's customers include the U.S. Army, Air Force, Navy, Marines, Coast Guard, Secret Service, FBI, DEA, INS, ATF, NATO, U.S. Marshals, the NYC Police Department, the LA Police Department, and the California Highway Patrol.

DHB's Sports Group (http://www.ndlproducts.com) produces and markets a comprehensive line of athletic supports and braces, which are merchandised through national superstore chains including Wal-Mart, Walgreen's, Long's Drug Store, Target and Meijer, as well as private label distributors such as Amerisource, Bergen and Cardinal Health.

DHB maintains facilities in Westbury, NY, Pompano Beach, FL, Deerfield Beach, FL, Oakland Park, FL, Jacksboro, TN, and Arlington, VA. To learn more about DHB Industries, Inc., visit the website at http://www.dhbindustries.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS WHICH ARE NOT HISTORICAL FACTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES INCLUDING BUT NOT LIMITED TO RISKS ASSOCIATED WITH THE UNCERTAINTY OF FUTURE FINANCIAL RESULTS, ADDITIONAL FINANCING REQUIREMENTS, AVAILABILITY OF RAW MATERIALS, DEPENDENCE ON A MAJOR CUSTOMER, DEVELOPMENT OF NEW PRODUCTS, GOVERNMENT CONTRACTING REQUIREMENTS, IMPACT OF COMPETITIVE PRODUCTS OR PRICING, TECHNOLOGICAL CHANGES, EFFECT OF POLITICAL AND ECONOMIC CONDITIONS AND OTHER UNCERTAINTIES DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.